Exhibit 99.1
Press Release
DENVER, CO – February 12, 2019	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2018 RESULTS AND 2019 GUIDANCE

UDR, Inc. (the “Company”) Fourth Quarter 2018 Highlights:

•	Net income per share was $0.30, Funds from Operations (“FFO”) per share was $0.49, FFO as Adjusted (“FFOA”) per share was $0.50, and Adjusted Funds from Operations (“AFFO”) per share was $0.46.
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Net income attributable to common stockholders was $81.2 million as compared to $68.4 million in the prior year period. The increase was driven by higher operating income and gains on the sale of real estate.

•	Year-over-year (“YOY”) same-store (“SS”) revenue, expense and net operating income (“NOI”) growth rates were 3.7, 4.4, and 3.4 percent, respectively.
•	The Company’s $779.0 million pro-rata share of development projects in lease-up continued to realize strong demand, ending the fourth quarter at a weighted average 85.5 percent leased.
•	Previously announced fourth quarter highlights include:
o	Sold Circle Towers, a 604-home community in Fairfax County, VA, for $160.0 million.
o	Issued $300.0 million of 10-year unsecured debt at an effective rate of 4.27 percent and 7.15 million common shares, at a net price of $41.98, for proceeds of approximately $300.0 million.

Subsequent to Quarter-End Highlights:

•	Acquired partner’s joint venture interests in Parallel, a 386-home community in Anaheim, CA, and CityLine II, a 155-home community in suburban Seattle, WA, for a total cash outlay of $131.7 million.
•	Under contract to purchase Leonard Pointe, a 188-home community in Brooklyn, NY, for $132.3 million.
•	Purchased 500 Penn Street NE, a development site in Washington, D.C., for $27.2 million, and 1590 Grove Street, a development site in Denver, CO, for $13.7 million.
•	Realized approximately $6.5 million, net of estimated taxes, on the settlement of a $5.6 million note receivable to a multifamily technology company, resulting in an IRR of approximately 55 percent.
•	Named Jerry A. Davis President, in addition to his responsibilities as Chief Operating Officer.

Full-Year 2018 Highlights:

•	Net income per share was $0.74, FFO per share was $1.93, FFOA per share was $1.96, and AFFO per share was $1.80.
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Net income attributable to common stockholders was $199.2 million as compared to $117.9 million in the prior year period. The increase was driven by higher operating income and gains on the sale of real estate.

•	YOY SS revenue, expense and NOI growth rates were 3.5, 3.6, and 3.4 percent, respectively.
•	Increased the Company’s declared dividend by 4.0 percent YOY to $1.29 per share.
•	Completed construction of two wholly-owned and two UDR/MetLife JV developments comprising 1,634 homes with a total cost to construct of $808.5 million at the Company’s ownership interest.
•	Expanded the Developer Capital Program (“DCP”) through committed investments totaling $93.1 million in four communities, comprising 1,087 homes, and at a weighted average yield of 10.4 percent.
•	Repurchased approximately 593,000 common shares at an average price of $33.69 for approximately $20.0 million.
•	Named Thomas W. Toomey Chairman of the Board, in addition to his responsibilities as Chief Executive Officer.

	Q4 2018	Q4 2017	FY 2018	FY 2017
Net income per common share, diluted	$0.30	$0.25	$0.74	$0.44
Conversion from GAAP share count	(0.028)	(0.024)	(0.069)	(0.041)
Net gain on the sale of depreciable real estate owned, incl. JVs	(0.221)	(0.209)	(0.459)	(0.260)
Cumulative effect of change in accounting principle	-	-	(0.007)	-
Depreciation and amortization, incl. JVs	0.411	0.416	1.653	1.642
Noncontrolling interests and preferred dividends	0.028	0.024	0.075	0.050
FFO per common share and unit, diluted	$0.49	$0.46	$1.93	$1.83
Cost/(benefit) associated with debt extinguishment and other, incl. JVs	0.010	0.011	0.012	0.031
Acquisition-related costs/(fees)	-	0.000	-	0.001
Net gain on the sale of non-depreciable real estate owned	-	-	-	(0.005)
Legal and other costs	0.001	-	0.005	-
Severance costs and other restructuring expense	0.000	0.002	0.000	0.002
Casualty-related charges/(recoveries), incl. JVs, net	(0.001)	0.002	0.008	0.012
FFOA per common share and unit, diluted	$0.50	$0.48	$1.96	$1.87
Recurring capital expenditures	(0.042)	(0.054)	(0.158)	(0.155)
AFFO per common share and unit, diluted	$0.46	$0.42	$1.80	$1.72

A reconciliation of FFO, FFOA and AFFO to GAAP Net income attributable to common stockholders can be found on Attachment 2 of the Company’s fourth quarter Supplemental Financial Information.

Operations

In the fourth quarter, total revenue increased by $14.8 million year-over-year, or 5.8 percent, to $267.7 million. This increase was primarily attributable to growth in revenue from operating and lease-up communities.

In the fourth quarter, same-store NOI increased 3.4 percent year-over-year, driven by same-store revenue growth of 3.7 percent and same-store expense growth of 4.4 percent. Weighted average same-store physical occupancy increased by 10 basis points year-over-year to 96.8 percent. The fourth quarter annualized rate of turnover was 40.3 percent, representing a 130 basis point decrease year-over-year.

Summary of Same-Store Results Fourth Quarter 2018 versus Fourth Quarter 2017

Region	Revenue Growth	Expense Growth	NOI Growth	% of Same‑Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	4.0%	5.4%	3.5%	44.7%	96.4%	13,942
Mid-Atlantic	3.5%	3.6%	3.5%	22.7%	97.3%	9,876
Northeast	3.0%	4.9%	2.1%	15.6%	97.6%	3,493
Southeast	4.8%	3.1%	5.5%	12.4%	96.5%	7,683
Southwest	2.3%	4.0%	1.1%	4.6%	97.0%	3,313
Total	3.7%	4.4%	3.4%	100.0%	96.8%	38,307

(1)Based on Q4 2018 SS NOI.

(2)Weighted average same-store physical occupancy for the quarter.

(3)During the fourth quarter, 38,307 apartment homes were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

In the fourth quarter, sequential same-store NOI increased by 1.1 percent, driven by same-store revenue growth of 0.1 percent and a decrease in same-store expenses of 2.3 percent. Weighted average same-store physical occupancy decreased by 10 basis points sequentially to 96.8 percent.

For the twelve months ended December 31, 2018, total revenue increased by $51.1 million year-over-year, or 5.1 percent, to $1.05 billion. This increase was primarily attributable to growth in revenue from operating and lease-up communities.

For the twelve months ended December 31, 2018, same-store NOI increased 3.4 percent year-over-year, driven by same-store revenue growth of 3.5 percent and same-store expense growth of 3.6 percent. Weighted average same-store physical occupancy increased by 20 basis points year-over-year to 96.9 percent. The year-to-date annualized rate of turnover was 49.3 percent, representing a 110 basis point decrease year-over-year.

Summary of Same-Store Results Full-Year 2018 versus Full-Year 2017

Region	Revenue Growth	Expense Growth	NOI Growth/ (Decline)	% of Same‑Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	4.3%	1.9%	5.0%	44.8%	96.5%	13,698
Mid-Atlantic	2.9%	4.3%	2.4%	22.9%	97.4%	9,876
Northeast	1.5%	6.1%	(0.4)%	15.7%	97.3%	3,493
Southeast	5.0%	3.6%	5.6%	12.7%	96.8%	7,683
Southwest	1.7%	4.6%	(0.2)%	3.9%	96.9%	2,923
Total	3.5%	3.6%	3.4%	100.0%	96.9%	37,673

(1)Based on YTD 2018 SS NOI.

(2)Weighted average same-store physical occupancy for YTD 2018.

(3)For the twelve months ended December 31, 2018, 37,673 apartment homes were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

Development Activity

At the end of the fourth quarter, the Company’s development pipeline totaled $779.0 million at its pro-rata ownership interest, and was 99 percent funded. All of the Company’s development communities were in lease-up as of the end of the fourth quarter with weighted average leased and occupied percentages of 85.5 and 84.5 percent, respectively. The development pipeline is currently expected to produce a weighted average spread between stabilized yields and current market cap rates of 150 to 200 basis points.

DCP Activity

At the end of the fourth quarter, the Company’s DCP investment, including accrued return, totaled $248.5 million.

During the quarter, the Company completed construction of The Arbory, a 276-home community located in Hillsboro, OR. The Company’s ownership interest and initial investment in the community is 49.0 percent and $16.1 million.

Subsequent to quarter end, the Company exercised its fixed price options and acquired the 51.0 percent approximate interests it did not own in Parallel, a 386-home community completed in 2018 and located in the Platinum Triangle submarket of Anaheim, CA, and CityLine II, a 155-home community completed in 2018 and located in suburban Seattle, WA, from its West Coast Development JV for $45.9 million, net of its accrued preferred return. In addition, the Company paid-off $85.8 million of related construction financing, resulting in a total cash outlay of $131.7 million and a blended all-in investment in the two communities of $183.9 million. At the time of acquisition, average revenue per occupied home was $2,045 at Parallel and $2,083 at CityLine II.

Wholly-Owned Transactional Activity

As previously announced, during the fourth quarter, the Company sold Circle Towers, a 46 year-old, 604-home community located in Fairfax County, VA, for $160.0 million or $264,900 per home. At the time of sale, the community had a weighted average monthly revenue per occupied home of $2,092.

Subsequent to quarter end, the Company,

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Entered into a contract to purchase Leonard Pointe, a 4 year-old, 188-home community located in the Williamsburg neighborhood of Brooklyn, NY, for $132.3 million or $703,700 per home. The community is well-amenitized, highly walkable and offers easy access to Manhattan via the L-line and Long Island City via the G-line and has a weighted average monthly revenue per occupied home of $3,515. The transaction is expected to close in the first quarter, subject to customary closing conditions.
•	Acquired 500 Penn Street NE, a development site located in the Union Market district of Washington, D.C., for $27.2 million.
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Acquired 1590 Grove Street, a development site located in the Sloan’s Lake submarket of Denver, CO, for $13.7 million after originally entering into a contract to purchase the site during the first quarter of 2018.

Capital Markets and Balance Sheet Activity

As previously announced, during the fourth quarter, the Company issued,

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$300.0 million of 10-year unsecured debt at an effective rate of 4.27 percent. Proceeds were used to prepay $195.8 million of 5.28 percent secured debt originally scheduled to mature in October and December 2019 and for general corporate purposes.

•	7.15 million common shares, at a net price of $41.98, for proceeds of approximately $300.0 million. Proceeds are earmarked for asset acquisitions and for general corporate purposes.

During the fourth quarter, the UDR/MetLife Joint Venture refinanced the construction loan associated with Vision on Wilshire into a $71.4 million secured 10-year fixed-rate loan at a rate of 4.16 percent.

At December 31, 2018, the Company had approximately $1.3 billion in availability, through a combination of cash and undrawn capacity, on its credit facilities.

The Company’s total indebtedness at December 31, 2018 was $3.5 billion. The Company ended the quarter with fixed-rate debt representing 93.5 percent of its total debt, a total blended interest rate of 3.7 percent and a weighted average maturity of 5.8 years. The Company’s consolidated leverage was 31.2 percent versus 33.2 percent a year ago, its consolidated net‑debt-to-EBITDAre was 5.0x versus 5.8x a year ago and its consolidated fixed charge coverage ratio was 4.6x versus 4.4x a year ago.

Senior Management

Subsequent to quarter end, the Company announced that Jerry A. Davis was appointed President, in addition to his responsibilities as Chief Operating Officer.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the fourth quarter of 2018 in the amount of $0.3225 per share. The dividend was paid in cash on January 31, 2019 to UDR common stock shareholders of record as of January 10, 2019. The fourth quarter 2018 dividend represented the 185th consecutive quarterly dividend paid by the Company on its common stock.

In conjunction with this release, the Company’s Board of Directors approved a 2019 annualized dividend per share of $1.37, a 6.2 percent increase over 2018.

Outlook

For the first quarter of 2019, the Company has established the following earnings guidance ranges:

Net income per share	$0.09 to $0.11

FFO per share	$0.50 to $0.52

FFOA per share	$0.48 to $0.50

AFFO per share	$0.46 to $0.48

For the full-year 2019, the Company has established the following earnings guidance ranges:

Net income per share	$0.38 to $0.42

FFO per share	$2.05 to $2.09

FFOA per share	$2.03 to $2.07

AFFO per share	$1.87 to $1.91

Full-Year 2018 FFOA per share as compared to full-year 2019 FFOA per share guidance at the midpoint:

The difference between the Company’s full-year 2018 FFOA of $1.96 per share and the $2.05 per share midpoint of its full-year 2019 FFOA guidance range is primarily due to:

•	A positive impact of approximately $0.08 from same-store, stabilized JVs and commercial operations;
•	A positive impact of approximately $0.05 from development, DCP and other transactional activity;
•	A negative impact of approximately $0.01 from higher G&A;
•	A negative impact of approximately $0.01 from the recent equity issuance; and
•	A negative impact of approximately $0.02 from higher incremental financing costs inclusive of higher LIBOR expectations.

For the full-year 2019, the Company has established the following same-store growth and occupancy guidance ranges:

Revenue growth	3.00% to 4.00%

Expense growth	2.75% to 3.75%

Net operating income growth	3.25% to 4.25%

Physical Occupancy	96.8% to 97.0%

Additional assumptions for the Company’s first quarter and full-year 2019 guidance can be found on Attachment 15 of the Company’s fourth quarter Supplemental Financial Information. A reconciliation of FFO per share, FFO as Adjusted per share and AFFO per share to GAAP Net income per share can be found on Attachment 16(D) of the Company’s fourth quarter Supplemental Financial Information. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 16(A) through 16(D), “Definitions and Reconciliations,” of the Company’s fourth quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on February 13, 2019 to discuss fourth quarter and full-year results, recent events, 2019 guidance and management’s views on the economy and the apartment industry. The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

A replay of the conference call will be available through March 13, 2019, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13686346, when prompted for the passcode.

A replay of the call will be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward‑looking statements. Such factors include, among other things, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning the availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments and redevelopments, delays in completing lease-ups on schedule or at expected rent and occupancy levels, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures and partnerships with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2018, UDR owned or had an ownership position in 48,860 apartment homes including 817 homes under development or in its Developer Capital Program – West Coast Development Joint Venture. For over 46 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.